On January 21, 2016, Empower Capital and James Wilson released a* marked copy to its preliminary proxy statement amendment which is* attached as a PDF as a convenience for readers. These materials* may be provided to stockholders of Hyperdynamics*
Corporation by Empower Capital, Dr. Gerald Bailey, William Hayden,*
 James Wilson, and Andrew Windham.


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